Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-228028) of Royale Energy, Inc. (the “Company”) of our report dated May 19, 2023, relating to the consolidated financial statements of the Company as of and for the year ended December 31, 2022 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022.

/s/ HORNE, LLP.

Ridgeland, Mississippi

May 19, 2023